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Exhbit 99.1

NEW RELEASE

For Immediate Release	Contact:	Carlos Alberini President & Chief Operating Officer (213) 765-3582

Frederick G. Silny SVP & Chief Financial Officer (213) 765-3289

Wendi Kopsick/Molly Morse Kekst and Company (212) 521-4867/4826

Guess?, Inc. Announces New $85 Million Credit Facility

LOS ANGELES, CA, October 2, 2002—Guess?, Inc. (NYSE:GES) today announced that it has entered into a new $85 million asset-based, secured credit facility arranged by Wachovia Securities. The new four-year agreement replaces an existing facility with JP Morgan Chase.

Carlos Alberini, President and Chief Operating Officer, commented, "We are very pleased with this new agreement. It provides us with excellent financial flexibility and ample capacity to support our working capital needs. We believe the more attractive terms of this agreement are a testament to the improvements in our balance sheet, our clean inventory position, and our strong cash flow, even in a difficult retail environment."

Guess?, Inc. designs, markets, distributes and licenses one of the world's leading lifestyle collections of contemporary apparel, accessories and related consumer products.

Wachovia Corporation (NYSE:WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $325 billion and stockholder's equity of $30 billion at June 30, 2002. Wachovia is a leading provider of financial services to 20 million retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 49 states and global services through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com and firstunion.com.

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Except for historical information contained herein, certain matters discussed in this press release including but not limited to the Company's expected results of operations and plans to reduce costs and estimated charges, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines, possible cancellations of wholesale orders, the success of competitive products, the success of the Company's programs to strengthen its inventory cost accounting controls and procedures, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2001 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

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